Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

June 21, 2007

Deluxe Corporation

3680 Victoria Street North

Shoreview, Minnesota 55126-2966

Ladies and Gentlemen:

We have acted as counsel to Deluxe Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) that the Company has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933. The Registration Statement relates to the Company’s offer (the “Exchange Offer”) to exchange up to $200 million principal amount of its 7.375% Senior Notes due 2015, which have been registered under the Securities Act (the “New Notes”), for up to $200 million aggregate principal amount of its issued and outstanding 7.375% Senior Notes due 2015 (the “Old Notes”). The Old Notes were issued under an indenture, dated as of May 14, 2007 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for purposes of this opinion. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials, including those delivered on the date hereof.

Based on the foregoing, we are of the opinion that the New Notes have been duly authorized by all necessary corporate action on the part of the Company and, when duly issued, executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered in exchange for the Old Notes, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

Our opinion is subject to the following assumptions and qualifications:

(a)           We express no opinion as to the enforceability of (i) waivers by parties of any statutory or constitutional rights or remedies, (ii) provisions providing that waivers or consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind, (iii) any indemnification and contribution rights, which may be limited by applicable law or public policy and (iv) obligations of any party to pay any default interest rate, early termination fee or other form of liquidated damages, to the extent that the payment of such interest rate, fee or damages is construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered by the party to which such amounts are paid as a result of such default or termination, or is otherwise not qualified as liquidated damages.

(b)           Minnesota Statutes § 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party other than the Company seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

Our opinions expressed above are limited to the laws of the States of Minnesota and New York.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney, LLP

SK/RAR